UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): November 28, 2007

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

As of November 28, 2007, we sold a 12% convertible secured promissory note due June 28, 2008 to CAMHZN Master LDC for gross proceeds of $500,000.00.

The note is convertible to shares of common stock at $3.00 per share. CAMHZN will receive 1.1 million common shares and a 5-year warrant to purchase 250,000 shares at $0.22 per share, as well as additional shares if we do not repay the loan or effect a registration statement for the shares by specified dates. The note is secured by 8,000,000 shares of our common stock. Copies of the note, warrant, purchase agreement, security interest and pledge agreement and letter agreement are attached as exhibits 4.1, 4.2, 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

As of November 28, 2007, we have received gross proceeds of approximately $125,000 for exercises of warrants issued in connection with our underwritten public offering, at an agreed exercise price of $0.20 per share pursuant warrant exercise agreements in the form attached as exhibit 10.4 and incorporated herein by reference. We have agreed to pay Jesup & Lamont Capital Markets, Inc. and its affiliate Jesup & Lamont Securities Corporation a placement fee of 10% of the gross proceeds from such exercises.

Except as required by law, we disclaim any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 3.02 Unregistered Sales of Equity Securities.

On November 28, 2007, as consideration and security for the financing described in Item 1.01 above, we issued 10.5 million shares of common stock to be held in escrow pursuant to the terms of the letter agreement and related transaction agreements. We also issued five-year warrants to purchase up to 250,000 additional shares of our common stock at $0.22 per share. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
4.1	Convertible Secured Promissory Note
4.2	Common Stock Purchase Warrant
10.1	Purchase Agreement
10.2	Security Interest and Pledge Agreement
10.3	Letter Agreement
10.4	Warrant Exercise Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Date: November 30, 2007	By:	/s/ David M. Barnes
David M. Barnes Chief Financial Officer